Exhibit 10.4

CONSULTING AGREEMENT

Mark A. Coffey

This Consulting Agreement (“Agreement”) is made this 8th day of November, 2002, between PACIFIC NORTHWEST BANCORP (“Pacific”), PACIFIC NORTHWEST BANK and MARK A. COFFEY.

RECITALS

A.            Pacific and Pacific Northwest Bank have entered into a Plan and Agreement of Merger (“Plan”) with Bank of the Northwest, pursuant to which Bank of the Northwest will merge into Pacific Northwest Bank (“Merger”).  Mr. Coffey is presently Executive Vice President and Chief Financial Officer of Bank of the Northwest, and his employment in that capacity will terminate on the effective date of the Merger.

B.            Following the Merger, Pacific and Pacific Northwest Bank (hereinafter referred to jointly as “Pacific” unless Pacific Northwest Bank is specifically mentioned) desire to retain Mr. Coffey as a consultant, and Mr. Coffey wishes to perform such services.  (Mr. Coffey is referred to hereinafter as “Consultant.”)

NOW, THEREFORE, in consideration of the mutual covenants herein recited, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Effective Date and Term.

a)             Effective Date.  This Agreement takes effect on the effective date of the Merger(“Effective Date”).

b)             Term.  The term of this Agreement (“Term”) is six (6) months, beginning on the Effective Date.

c)             Employment Status.  During the Term Consultant shall be an employee of Pacific Northwest Bank.

d)             Office.  Consultant will have no specific office following the Merger but will have access to an office at the former Main Office of Bank of the Northwest (600 Pioneer Tower, 888 S.W. Fifth Avenue, Portland Oregon), and necessary support staff will be available to him to perform the duties assigned to him under this Agreement.

2.             Compensation.  For and in consideration of the consulting services to be performed by Consultant, and the further covenants and agreements made by him under this Agreement, Pacific shall:

a)             Pay to Consultant base monthly compensation of $19,000 payable in accordance with Pacific Northwest Bank’s regular payroll schedule (“Compensation”).

b)            Reimburse Consultant for out-of-pocket expenses reasonably incurred by Consultant in the performance of the services upon Consultant’s submission of any request for reimbursement in a format consistent with Pacific’s policies from time to time in effect.

Any payments made pursuant to this Agreement shall be net of (i) all amounts required to be withheld from such payments pursuant to applicable income tax, Social Security and unemployment insurance laws and regulations, and (ii) such other amounts as are withheld from such payments pursuant to Consultant’s authorization.

3.             Benefit Plans.  During the Term of this Agreement:

a)             Consultant shall be entitled to participate in the Pacific group medical plan established by Pacific from time to time for the benefit of all full-time employees of Pacific.  Consultant shall be required to comply with the conditions attendant to coverage by such plan and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plan as they may be amended from time to time.  Nothing herein contained shall be construed as requiring Pacific to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

b)            All outstanding stock options will continue to vest, and Consultant will be permitted to exercise such options, until the earlier to occur of: (1) the expiration date of the options, or (2) ninety (90) days following expiration of the term of this Agreement.

4.             Duties.  Consultant will perform the duties assigned to him from time to time by the Chief Executive Officer of Pacific and the President of Pacific Northwest Bank Oregon.  These duties will include, without limitation, advising and consulting with the Chief Executive Officer of Pacific and the President of Pacific Northwest Bank Oregon on an as-needed basis only on financial issues relating to the operations of Bank of the Northwest prior to the merger.

During the Term, Consultant agrees to devote such time as necessary to discharge the duties assigned to him and to use his best efforts to perform such duties faithfully and efficiently.  However, it is understood that the time required to complete these duties will be limited and structured to permit Consultant to be otherwise employed on a full-time basis. If the time requirements are significantly greater than contemplated, Consultant’s compensation will be adjusted by agreement between Pacific and Consultant.

5.             Termination.

a)             Termination By Pacific for Cause.  If, before the end of the Term, Pacific terminates Consultant’s employment for Cause or Consultant terminates his employment without Good Reason (defined below), Pacific will pay Consultant, in a lump sum, the compensation to which he would be entitled to receive for the balance of the Term under Section a)

b)            Other Termination By Pacific.  If, before the end of the Term, Pacific terminates Consultant’s employment without Cause or Consultant terminates his employment for Good Reason (defined below), Pacific will pay Consultant a lump sum payment in an amount equal to the Compensation he would have received for the balance of the Term if his employment had not terminated, and Pacific will continue Consultant’s coverage under the Pacific group medical plan established by Pacific from time to time for the benefit of all full-time employees of Pacific (or provide Consultant with equivalent benefits) through the expiration of the Term.

c)             Death or Disability.  This Agreement terminates (1) if Consultant dies or (2) if Consultant is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the Term of this Agreement, unless with reasonable accommodation Consultant could continue to perform his duties under this Agreement and making these accommodations would not pose undue hardship to Pacific.  If termination occurs under this Section 5b), Consultant or his estate will be entitled to receive, in a lump sum, an amount equal to the balance which would be owed Consultant under this Agreement.

d)            Return of Bank Property.  If and when Consultant ceases, for any reason, to be employed by Pacific, Consultant must return to Pacific all keys, passcards, identification cards and any other property of Pacific. At the same time, Consultant also must return to Pacific all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals and specifications which constitute proprietary information or material of Pacific.  The obligations in this paragraph include the return of documents and other materials which may be in Consultant’s desk at work, in Consultant’s car or place of residence, or in any other location under Consultant’s control.

6.             Definition of “Cause”. “Cause” means any one or more of the following, as reasonably determined by Pacific:

a)             Willful misfeasance or gross negligence in the performance of Consultant’s duties for Pacific that continues for more than 30 days after written notice to Consultant specifying conduct or omission that constitutes the misfeasance or gross negligence.

b)            Conviction of a crime in connection with his duties for Pacific.

c)             Conduct demonstrably and significantly harmful to Pacific, as reasonably determined by the Board of Directors of Pacific on the advice of legal counsel that continues for more than 30 days after written notice to Consultant specifying the harmful conduct.

d)            Conviction of a felony.

e)             Breach of the covenants set forth in Sections h) and i) of this Agreement.

Notwithstanding the foregoing, Consultant will not be deemed to have been terminated for Cause unless and until there has been delivered to Consultant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of Pacific at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Consultant and an  opportunity for Consultant, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Consultant was guilty of conduct constituting Cause as defined above and specifying the particulars for such finding in detail.

7.             Definition of “Good Reason”.  “Good Reason” means only any one or more of the following:

a)             Reduction, without Consultant’s consent, of Consultant’s Compensation.

b)            Reduction or elimination of any benefit plan benefiting Consultant, unless the reduction or elimination is generally applicable to substantially all similarly situated full-time Pacific employees formerly benefited.

c)             The assignment to Consultant without his consent of any duties materially inconsistent with those set forth in this Agreement.

d)            The requirement by Pacific that Consultant’s employment be based at any office or location other than that set forth in Section b) hereof.

8.             Confidentiality.  Consultant will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential information concerning Pacific or their business operations or customers, unless (1) Pacific consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Consultant’s duties under this Agreement, or (3) disclosure is required by law or court order.

9.             Nonsolicitation.

For a period of twelve (12) months from the Effective Date, Consultant will not directly or indirectly solicit or attempt to solicit (1) any employees of Pacific, or any of Pacific’s Subsidiaries, to leave their employment or (2) any customers of Pacific, or any of Pacific’s Subsidiaries, to remove their business from Pacific or to participate in any manner in a Competing Business.  Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

10.           Enforcement.

a)             Pacific and Consultant stipulate that, in light of all of the facts and circumstances of the relationship between Consultant and Pacific, the agreements referred to in Sections h) and i) (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Pacific’s confidential information, goodwill and other protectable interests.  If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Consultant and Pacific request the court to reform these provisions to restrict Consultant’s use of confidential information and Consultant’s ability to compete with Pacific to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

b)            Consultant acknowledges that Pacific will suffer immediate and irreparable harm that will not be compensable by damages alone, if Consultant repudiates or breaches any of the provisions of Sections h) and i) or threatens or attempts to do so. For this reason, under these circumstances, Pacific, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Pacific will not be required to post a bond as a condition for the granting of this relief.

11.          Adequate Consideration.  Consultant specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections h) and i) and that Pacific is entitled to require him to comply with these Sections.  These Sections will survive termination of this Agreement.  Consultant represents that if his employment is terminated, whether voluntarily or involuntarily, Consultant has experience and capabilities sufficient to enable Consultant to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Consultant from earning a livelihood.

12.           Arbitration.

a)             Arbitration.  At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties).  A single arbitrator agreed on by the parties will conduct the arbitration.  If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator.  This third arbitrator will hear the dispute.  The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision.  The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action.  This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees.

b)            Governing Law.  All proceedings will be held at a place designated by the arbitrator in King County, Washington.  The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

c)             Exception to Arbitration.  Notwithstanding the above, if Consultant violates Section h) or i), Pacific will have the right to initiate the court proceedings described in Section b), in lieu of an arbitration proceeding under this Section c) Pacific may initiate these proceedings wherever appropriate within Washington State; but Consultant will consent to venue and jurisdiction in King County, Washington.

13.           Miscellaneous Provisions.

a)             Defined Terms.  Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

b)            Abandonment of the Merger.  If the Plan terminates before the Effective Date, this Agreement will not become effective and will be void.

c)             Entire Agreement.  This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements.

d)            Reviewed with Independent Counsel/Construction of Agreement.  Each party had the opportunity to review this Agreement with legal counsel of their choosing, and this Agreement is the outcome of that review process. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement.  This Agreement incorporates provisions, comments and suggestions proposed by both parties.  No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party.

e)             Binding Effect.  This Agreement will bind and inure to the benefit of Pacific’s and Consultant’s heirs, legal representatives, successors and assigns.

f)             Litigation Expenses.  If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

g)            Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights.  A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

h)            Assignment.  The services to be rendered by Consultant under this Agreement are unique and personal.  Accordingly, Consultant may not assign any of his rights or duties under this Agreement.

i)              Amendment.  This Agreement may be modified only through a written instrument signed by all parties.

j)              Severability.  The provisions of this Agreement are severable.  The invalidity of any provision will not affect the validity of other provisions of this Agreement.

k)             Governing Law.  This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law.

PACIFIC NORTHWEST BANCORP

By:	/s/ Patrick M. Fahey
Patrick M. Fahey, President and CEO

PACIFIC NORTHWEST BANK

By:	/s/ Patrick M. Fahey
Patrick M. Fahey, President and CEO

/s/ Mark A. Coffey
MARK A. COFFEY